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                                                                    Exhibit 99.1

Fresh Foods To Buy Back Stock

         CLAREMONT, N.C., Jan. 19 /PRNewswire/ - Fresh Foods, Inc. (NASDAQ:
FOOD) announced today that its board of directors has authorized the repurchase from time to time of up to $1.5 million of its common stock. BancBoston Robertson Stephens has been engaged to execute the stock repurchase program. The company will draw upon its credit resources as necessary to repurchase its stock.

         David R. Clark, the company's president, said that the board believes that the company's stock is an excellent investment under current market conditions. Fresh Foods common stock traded as high as $29.00 per share to close out 1997 before declining in 1998. The last sale price of Fresh Foods common stock on Nasdaq last Friday was $4.88 per share. There were 5,914,174 shares outstanding at October 16, 1998.

        Fresh Foods, Inc. is the parent company of several wholly owned subsidiaries, principally Pierre Foods, LLC, which operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina, and Claremont Restaurant Group, LLC, which is responsible for the company's restaurant activities.

         The company's food products include numerous fully cooked meat products as well as packaged microwaveable sandwiches for the foodservice, vending, convenience store and other home meal replacement markets. Fresh Foods sells its high-quality, value-added products under the Pierre(TM), Fast Choice(R) and Mom 'n' Pop's(R) brand names, which are widely recognized in the food industry. It also sells a variety of sandwiches under several national restaurant brands.

         Fresh Foods owns and operates 48 Sagebrush(R) restaurants. In addition, the company owns and operates thirteen Western Steer(R) and five Prime Sirloin(R) locations and one Bennett's(TM) restaurant. A total of 36 franchised locations operate under the Western Steer, Prime Sirloin and Bennett's concepts.

CONTACT: James E. ("Jamie") Harris, Executive Vice President and Chief Financial Officer, Fresh Foods, Inc., (828) 459-7626